Exhibit 5.1

Carlos A. Ramirez

T: +1 858 550 6157

cramirez@cooley.com

October 16, 2023

TriSalus Life Sciences, Inc.

6272 W. 91st Ave.

Westminster, Colorado 80031

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 7,187,333 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 5,585,008 shares of Common Stock issuable pursuant to the Company’s 2023 Equity Incentive Plan (the “2023 EIP”), (b) 1,396,252 shares of Common Stock issuable pursuant to the Company’s 2023 Employee Stock Purchase Plan (together with 2023 EIP, the “2023 Plans”) and (c) 206,073 shares of Common Stock issuable pursuant to awards granted under the TriSalus Life Sciences, Inc. 2009 Equity Incentive Plan, as amended (the “2009 Plan” and, collectively with the 2023 Plans, the “Plans”), which awards were assumed by the Company pursuant to the Agreement and Plan of Merger, dated April 4, 2023, as amended on May 13, 2023 and further amended on July 5, 2023 (as so amended, the “Merger Agreement”), by and among the Company, MTAC Merger Sub, Inc. and TriSalus Operating Life Sciences, Inc.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Plans, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate executed by an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com

October 16, 2023

Page Two

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Carlos A. Ramirez
Carlos A. Ramirez

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com